November 18, 2011

Mark Siegel
CEO
Glottech-USA
898 Fern Hill Rd
West Chester, PA
19380

LETTER AGREEMENT

Dear Mark:

          This letter agreement, inclusive of the attachments hereto (collectively, the "Agreement"), sets forth the terms of our contemplated relationship pursuant to which Lithium Exploration Group, Inc. ("LEXG") will acquire from Glottech-USA, LLC ("Glottech-USA") one initial unit of our proprietary and patented mechanical ultrasound technology (the "Technology") for use in water purification, inclusive of its process of separating from produced water, as the primary fluid stock, the salt and other minerals and by-products contained therein ("By-Products"), for LEXG's commercial sale, use and/or re-use of such By-Products in LEXG's normal course of business. All attachments hereto (a listing of which is set forth on the signature page hereof) shall be deemed a material component of this Agreement, and the terms of all such attachments shall be deemed set forth herein "in haec verba" and considered a part hereof. Notwithstanding the terms of all attachments to this Agreement, the additional terms of our relationship shall be as follows:

I.        Deliverables

          Glottech-USA will assemble and ship to LEXG one (1) unit of our Technology specifically designed for water purification (the process of which includes, among other things, the separation and extraction of salt, minerals and other-products which are either burned off or available as a brine slurry) intended to optimize LEXG's mineral separation efforts consistent with LEXG's intended application and use. The Technology will be shipped to LEXG, F.O.B. Glottech-USA's designated loading dock in the Philadelphia, PA area, to the specific location in Alberta to be designated by LEXG. Glottech-USA, LLC is entitled to retain the initial unit for a period of one hundred twenty (120) days upon it being operational for testing purposes.

II.        Title, Ownership and Licensing of the Technology

          Title to and ownership of the Technology and units will at all times be retained solely by Glottech-USA and/or GD Glottech-International Limited (“Glottech-International”), as applicable. Glottech-USA will license the use of the Technology, for the purposes set forth herein, to LEXG for its unlimited use of the Technology, subject to the terms of this Agreement and payment of the "Technology Licensing & Lease Payment" and the "Royalties", as such terms are more specifically set forth and defined in Paragraphs VI and VII, respectively, herein below.

III.        Territorial Licensing/Limited Exclusivity

            A. Subject to Paragraph III.B, the territorial map attached hereto as Exhibit A sets forth the designated territory in Alberta, including the specific townships in and around the "Swan Hills Region" of Alberta, as the territory designated by LEXG for which it is to be granted exclusivity for its intended application and use of the Technology. This limited exclusivity shall last for the Term of this Agreement (as such term is more specifically set forth and defined in Paragraph XIV herein below).

* Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

            B. For the Term of this Agreement (as defined below in Paragraph XIV), Glottech-USA and Glottech-International agree that it will neither license, sublicense nor lease the Technology to any third party for use in the country of Canada, for use in any application involving produced water without first obtaining satisfactory representation from such third parties that they have not and do not intend to hold or apply to any province in Canada for a permit, lease, license. sublicense or other similar instrument required for the commercialization of minerals (other than petroleum, natural gas, oil sands and coal) and precious metals including, but not limited to, gold, silver, copper, iron, granite, limestone, lithium, potassium, calcium, magnesium or any other mineral or precious metal. Furthermore, such third party must agree to cause its affiliates to abide by the same restrictions set forth above. LEXG and/or its subsidiary company, 1617437 Alberta Ltd., shall be granted non-exclusive distribution rights to the Technology and Units in Canada subject to payments of the Royalties described in Paragraph VII. The payments payable to the LEXG subsidiary described therein shall be intended to facilitate the distribution of additional Units in Canada for use by parties other than LEXG.

             C. The terms of Paragraphs III (A) and (B) here in above notwithstanding, however, it is acknowledged and understood by the Parties hereto as further clarification, that such limited exclusivity is specifically limited to LEXG's stated application and use of the Technology. Nothing herein shall be construed as restricting Glottech-USA or Glottech-International from licensing. sublicensing and leasing the Technology to any third parites outside of the geographic area designation in Paragraph III (A) or Paragraph III (B), if applicable, herein above so long as such usage of the Technology involving produced water is not licensed, sublicensed or leased to third parties that hold or intend to apply to any province in Canada for any permits, leases, licenses or sublicenses or other similar instrument required for the commercialization of minerals (other than petroleum, natural gas, oil sands and coal) and precious metals including, but not limited to, gold, silver, copper, iron, granite, limestone, lithium, potassium, calcium, magnesium or any other mineral or precious metal or to not otherwise agree to the percentage royalty payments to which LEXG would be entitled to subject to the terms of Paragraph VII (A) below.

             D. The terms of this Paragraph III are conditioned upon LEXG's remaining a commercially viable company actively involved in exploration, mining, and producing minerals.

IV.        Assignment/Use of the Technology

            The Technology is being licensed for use solely by LEXG and may not be assigned by LEXG to any third party without the specific written consent of Glottech-USA. Use of the Technology is limited to the purposes set forth in this Agreement and is intended solely for use with produced water as the primary fluid stock.

V.        Responsibilities of Glottech-USA and LEXG

           For purposes of this Agreement:

          (i) Glottech-USA's primary responsibilities will be to: (a) assemble one (l) fourth generation Technology unit for shipment to LEXG, (b) assist LEXG in the proper setup, operations and training of the Technology unit, (c) monitor the geographic location of the Technology, (d) monitor the ongoing flow of fluid stock through the Technology unit using Glottech-USA supplied fluid flow metering technology supplied with the Technology, (e) provide to LEXG a monthly reporting of such flow monitoring, (f) provide LEXG with the billing data based upon such flow monitoring, (g) provide LEXG with technical guidance on a reasonable, "as needed", basis as to the proper use of the Technology, (h) recommend reasonable maintenance and component replacement procedures based on component manufacturers' and/or Glottech-USA's guidelines and actual "wear and tear" usage data, (i) take all other actions as are reasonable and customary to cooperate with LEXG in an attempt to insure that LEXG's intended use of the Technology is successful for its intended purposes, and (j) ensure that LEXG has a minimum of 5 Technology units available for its use per year;

            (ii) LEXG's primary responsibilities will be to: (a) identify for its own purposes the geographic location(s) for deploying the Technology (if in addition to the geographic location specified in Paragraph III herein above) which it believes provide the most suitable opportunity to realize the benefits of the Technology for its intended purposes, (b) to market and/or use the extracted salt, minerals and other by-products derived from the use of the Technology for its intended purposes, (c) oversee the day-today operations of the Technology, (d) take all actions reasonable and necessary to insure that all safety, environmental, and legal rules and regulations governing the use of the Technology in the geographic areas of use are researched, established, deployed and adhered to, (e) obtain and maintain all governmental licenses and permits legally required for operation of the Technology, (e) obtain and maintain all governmental and environmental licenses and permits legally required for commercialization and/or disposal of the salt, minerals and other by-products resulting from the use of the Techno logy, (f) obtain and maintain reasonable but adequate insurance covering all liabilities and damages which may result either directly or indirectly to the Technology or directly or indirectly to any property or person as a result of operation of the Technology, such insurance to specifically name Glottech-USA, LLC and LEXG, their directors, officers, managers, employees, agents, subcontractors, and properties and assets of same, as is normal and customary in the operation and use of such technology; (g) review all accounting, operational, and Royalties-related billing data provided by Glottech-USA and timely notify Glottech-USA of any discrepancies therein necessary to insure that all such information is correct, to LEXG's best knowledge, (h) timely pay all vendors, as applicable, for costs and expenses associated with the cost of operating the Technology and with the use and/or disposal of all salt, minerals, and other by-products resulting from the use thereof, (i) take all steps reasonably necessary to insure that recommended maintenance and component replacement procedures based on Glottech USA's guide lines including, but not necessarily limited to, actual "wear and tear" usage data, are promptly adhered to, and (j) take all other actions as are reasonable and customary to cooperate with Glottech-USA to insure a successful business relationship between the Parties.

VI.        Technology Licensing & Lease Payment

            LEXG and Glottech-USA hereby acknowledge and agree that LEXG has already made the following payments:

            A. $25,000 on March 21, 2011 in consideration for entering into the letter agreement dated March 17, 2011 ("March 17 Agreement");

            B. $75,000 on May 27, 2011 in consideration for continuance of the March 17 Agreement; and

            C. $700,000 on May 27, 2011 in consideration for a licensing and technology payment (the "Technology Licensing & Lease Payment").

 * Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

VII.        Royalties

             A. Commencing as of the end of an initial sixty (60) day testing and training period following satisfactory delivery and physical setup of the Technology, and continuing thereafter for as long as this agreement is in effect (or any successor agreement), LEXG shall pay to Glottech-USA continuing monthly royalties (the "Royalties") in the following amount per physical ton of water processed pursuant to the usage of the Technology, such processed amounts of water being measured and recorded using the flow metering technology provided for such purposes by Glottech-USA. Glottech-USA will invoice LEXG for each month's Royalties based upon the metered production of the previous month ended, and will provide accounting for such invoiced Royalties in order that LEXG may verify the accuracy thereof. Such invoiced Royalties shall be due and payable to Glottech-USA within fifteen (15) calendar days from receipt of invoice. In the event of dispute, LEXG shall nonetheless pay the invoiced amount, notifying Glottech-USA of the disputed amount and providing reasonable accounting to support the disputed amount. If Glottech-USA and LEXG are unable to agree upon a mutually acceptable resolution as to the disputed amount, such dispute will be submitted to the American Arbitration Association for final resolution (unless Glottech-USA and LEXG shall mutually agree to an alternate means of arbitration or resolution which, in any event, must be submitted in a timely manner).

                  LEXG shall pay to Glottech-USA royalties of the following amount per physical ton of water produced:

(i)	$* royalty payable by LEXG to Glottech-USA for Units licensed for its own applications/projects in Canada.

            LEXG and Glottech-USA also agree to the following schedule of distribution rights and fees paid to LEXG's subsidiary company 1617437 Alberta Ltd. by Glottech-USA for the distribution of Units licensed for use in Canada that are not licensed directly by LEXG for its own applications/projects (all royalties are outlined as a per physical ton of water processed pursuant to the usage of the Technology). These distribution rights do not pertain to units that already are part of LEXG's existing Territorial Licensing/Limited Exclusivity:

(ii)	$* for all contracts initiated outside of Canada by Glottech-USA for units that will be processing water in Canada,

(iii)	$* for all contracts initiated inside of Canada, initiated by other Glottech-USA distributors for units that will be processing water in Canada,

(iv)	The following payment schedule is for units that are initiated by LEXG or 1617437 Alberta Ltd. for units that will be active In Canada:

	A.	$* for the first $*, 25% of the Royalties for amounts from $* to $*; and 50% of Royalties in excess of $*.

EXAMPLE - $* Royalty = $* ($*), $* ($*), and $* ($*). Therefore on a $* Royalty payment to Glottech-USA, 1617437 Alberta Ltd. would receive a $* distribution fee.

             B. As consideration for determining a reasonable expectation of Royalties which Glottech-USA may expect pursuant to the relationship contemplated in this Agreement, LEXG's annual production for each individual unit of Technology shall generate, within a ten percent (10%) plus or minus deviation, Royalties of $* on an annualized 12 month basis (the "Minimum Annualized Royalties"), computed according to the following formula: 20 hours/day x 22 days/month x 12 months/year x 15 tons of produced water/hour x $*/ton. In order to allow LEXG a reasonable period of time for ramp-up, the Minimum Annualized Royalties calculation shall not be considered until the end of 180 days following delivery and setup of the Technology. The Minimum Annualized Royalties, applicable for each individual unit of Technology, shall be a primary consideration in any determination by Glottech-USA to consider an extension of the initial Term of this Agreement, or any extension or subsequent extension of the Term as provided for in Paragraph XIV.

 * Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

            C. The amount of the Royalties set forth in Paragraph VII herein are exclusive to LEXG and are being provided at a discounted rate to LEXG due to the innovative nature of LEXG's application of the technology and the agreed upon deal between the Parties. In the event that LEXG discloses to a third party (other than directors, officers, employees or investors of LEXG on a need to know basis, which are deemed to be authorized recipients of such information) the price of the Royalty being paid hereunder, without the consent of Glottech-USA, such consent not to be unreasonably withheld, the following shall occur: (i) the Royalties-based pricing set forth above of $*/ton shall be increased to $*/ton; or (ii) LEXG shall return any such licensed Technology units to Glottech-USA at LEXG's sale expense. Notwithstanding anything to the contrary contained in this Paragraph VII (C), LEXG shall be permitted to disclose the price of the Royalty being paid hereunder by LEXG in the following circumstances: (i) such information enters the public domain (through no default of LEXG); or (ii) such information is required to be disclosed pursuant to applicable laws (including, without limitation, applicable securities laws).

VIII.        Issuance of LEXG Common Stock to Glottech-USA

              Glottech-USA, LLC is hereby granted an option to acquire 2,000,000 shares of LEXG's restricted shares of common stock, exercisable at the sole discretion of Glottech-USA, LLC within twelve (12) months from the date of physical delivery of one unit of the Technology, F.O.B. Glottech-USA, LLC's loading dock in the Philadelphia, PA area, such delivery location to be more specifically provided to LEXG. This option is hereby granted as additional consideration for Glottech-USA deliverables.

             The total price of such option shall be $1.00 and shall be exercisable at Glottech-USA, LLC's sole discretion by written notice of such exercise by Glottech-USA, LLC to LEXG. Notwithstanding the preceding, however, it is acknowledged that the option hereby granted to Glottech-USA, LLC pertains to shares of LEXG common stock which have been duly issued to, and escrowed by, Alex Walsh, personally, and Alex Walsh hereby agrees to provide irrevocable instructions to the escrow agent to issue all such shares to Glottech-USA, LLC, or its designees, as shall be specifically set forth in writing by Glottech-USA, LLC concurrent with such notice by Glottech-USA, LLC to exercise such option. Alex Walsh has provided Glottech-USA, LLC with a copy of such written disbursement instructions. Alex Walsh represents and acknowledges that such option hereby granted has been duly disclosed to LEXG and that LEXG approves such option, without reservation. If required by law, securities regulation, terms of LEXG's operating agreement, or otherwise, LEXG further represents and agrees that it will properly make any and all such filings as required to legally disclose the option hereby granted to Glottech-USA, LLC. Glottech-USA represents, acknowledges and agrees that any resale of the optioned shares will be subject to resale restrictions contained in applicable securities rules and regulations, none of the optioned shares have been registered under the United States Securities Act of 1933 or the securities laws of any state of the United States, and as a result none of the optioned shares may be offered or sold in the United States unless registered in accordance with federal securities laws and all applicable state securities laws or if exemptions from such registration requirements are available.

* Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

             LEXG represents and agrees that, in the event Alex Walsh fails to transfer all such shares of LEXG common stock to Glottech-USA, LLC within thirty (30) days of receipt of Glottech-USA, LLC's notice to exercise such option, LEXG shall forthwith honor Glottech-USA, LLC's option to exercise by transferring directly from LEXG the 2,000,000 shares upon the terms set forth in this Paragraph X, and any legal costs and expenses incurred by Glottech-USA, LLC in obtaining the 2,000,000 shares pursuant to such option will be fully reimbursed to Glottech-USA, LLC by LEXG.

             Except as otherwise provided herein, LEXG agrees to indemnify and save GD Glottech-International Limited and Glottech-USA, LLC harmless, to the fullest extent permitted by law, as the same exists on the date hereof or may hereafter be amended from and against any and all costs, charges, expenses, fees, losses, damages or liabilities (including legal or other professional fees), without limitation, which GD Glottech-International Limited and Glottech-USA, LLC may suffer, sustain, incur or be required to pay and which arise out of or in respect of any claim which may be brought, commenced, made, prosecuted or threatened against GD Glottech-International Limited and Glottech-USA, LLC, in regards to the issuance or transfer of the shares provided for in this Paragraph VIII, and any and all costs, charges, expenses, fees, losses, damages or liabilities which GD Glottech-International Limited and Glottech-USA, LLC may suffer, sustain or reasonably incur or be required to pay or any amount paid to settle any such claim or satisfy any judgment, fine or penalty, if GD Glottech-International Limited and Glottech-USA, LLC acted honestly and in good faith.

IX.        Expenses and Applicable Taxes

             Unless otherwise specified in this Agreement or otherwise agreed to in writing by the Parties: (a) all expenses relating to the licensed use and ongoing maintenance of the Technology will be the sole responsibility of LEXG, and (b) all taxes of any kind, regardless of the nature thereof, relating to the physical possession, control and/or use of the Technology will be the sole responsibility of LEXG. The failure of LEXG to pay any such taxes shall be deemed a default under this Agreement unless LEXG shall otherwise have cured such default within a time legally allowed under the laws applicable to the geographic territory in which either the Technology is physically located or, as the case may be, applicable to the corporate location of LEXG. In the event of default not otherwise satisfactorily cured, Glottech-USA shall have the right, but not the obligation, to pay such taxes, at the occurrence of which LEXG agrees to cooperate with Glottech-USA in entering the premises where the Technology is physically located so that Glottech-USA may, at its option, take possession of the Technology for shipment to a designation of its choosing. Accordingly, Glottech-USA shall invoice LEXG for, and LEXG shall pay Glottech-USA for, any and all costs associated with its repossession of the Technology and delivery thereof to an alternate location of Glottech-USA's choosing.

X.        Salt, Minerals, and By-Products - Responsibility and Liability Therefor

             LEXG shall bear the sole responsibility and liability for all salt, minerals and other by-products derived from the use of the Technology, without regard to the nature of any cost, claim, use, damage or claims for damages by any party, whether direct or indirect, and LEXG hereby fully and unconditionally indemnifies Glottech-USA, its directors, officers, agents, contractors and subcontractors from any and all such responsibility, claims, and/or damages. Such indemnification by LEXG shall be without expiration or limitation, it being clearly acknowledged and agreed to by LEXG that Glottech-USA is deemed solely as a service provider to LEXG pursuant to this Agreement and further, that Glottech-USA shall have no claim to nor liability for LEXG's operations of the Technology nor any salt, minerals, or other by-products which may be extracted from produced water pursuant to LEXG's operations involving its use of the Technology.

 * Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

XI.         Relationship with Governmental Entities

             Terms governing the possession or use of the Technology required by any governmental entities in any geographic territory in which LEXG shall have physical possession, control or use of the Technology will be promptly disclosed, in writing, to Glottech-USA will be updated as to any material change in such terms as such may occur, from time to time.

XII.        Press Release Disclosure

             The Parties acknowledge that LEXG and/ or Glottech-USA may issue press releases containing such information as is required by law and applicable regulations.

XIII.     Applicable Law

            Unless otherwise required by the laws applicable to the specific geographic area designated in Paragraph III herein above, this Agreement shall be governed by the laws of the State of Mississippi, United States of America.

XIV.     Term of Agreement

             The term of this Agreement shall be for an initial period of five (5) years, automatically renewable thereafter for successive five (5) year periods of time so long as LEXG, directly or indirectly through third party purchasers, has licensed five (5) Technology units from Glottech-USA per year; provided, however, that (i) LEXG's production upon which the Royalties are based shall be no less than the Minimum Annualized Royalties set forth in Paragraph VII (B) herein above; and (ii) in the event the first Technology unit is not ready for delivery by Glottech USA to LEXG at the place of delivery specified by LEXG by May 31, 2011, LEXG shall not be required to license five (5) Technology units from Glottech-USA for the first year of this Agreement.

XV.       Definitive Agreements

            A. The parties agree to proceed diligently and in good faith to negotiate and execute a more fulsome legal agreement, incorporating the terms and conditions of this Agreement and such other terms, representations, warranties, covenants, indemnities, conditions and assignment restrictions as are consistent herewith and are usual and customary in the type of transaction contemplated by this Agreement or are otherwise agreed to by the parties in their respective sole discretion.

            B. Upon the delivery of the first Technology unit to LEXG by Glottech-USA, the parties hereto agree that they will enter into a technology licensing and lease agreement on terms mutually satisfactory to both parties, acting reasonably ("Technology Licensing & Lease Agreement").

            C. The parties agree to proceed diligently and in good faith to negotiate and enter into a more formal form of distribution agreement incorporating the terms and conditions in this Agreement and specifically, those contained in paragraph III.B.

XVI.      Priority of Terms and Conditions to be Governed by the Technology Licensing & Lease Agreement.

             Notwithstanding the terms and conditions of this Agreement, it is hereby acknowledged and agreed to that the terms and conditions of the Technology Licensing & Lease Agreement shall have priority over and govern any provisions of this Agreement which may be in conflict with the aforementioned agreement as to any interpretation or application, and no such conflict arising between this Agreement and the Technology Licensing & Lease Agreement shall be subject to arbitration or determination by any court to whom such conflict(s) may be submitted.

 * Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

XVII.      Time of the Essence: Mutual Cooperation

              Time is of the essence in consummating the relationship contemplated herein. Accordingly, the Parties hereby each agree to cooperate fully and on a timely basis in an attempt to consummate the transaction herein contemplated.

XVIII.    Assumption by Glottech-International

              In the event Glottech-USA is unable to perform its obligations under this Agreement or it no longer has the rights it represents as having under this Agreement, GD Glottech-International hereby agrees that it will be bound by the terms of this Agreement in the place and stead of Glottech-USA as if it were originally the party to this Agreement.

XIX.      Confidentiality

             The parties agree that this Agreement and the identity of the parties shall be kept and maintained as strictly confidential, and shall not, except as may be required by law, disclose the same to any other person without the prior written consent, such consent not to be unreasonably withheld, of the other party. This paragraph is in addition to the Confidentiality, Non-Disclosure & Non-Circumvention Agreement.

XX.      Entire Agreement

Except for the Confidentiality, Non-Disclosure & Non-Circumvention Agreement, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.

            Please confirm your agreement to the foregoing by executing and returning the duplicate copy of this letter to the undersigned. Execution may be by counterpart and facsimile.

Very truly yours,

LITHIUM EXPLORATION GROUP, INC.

/s/ Alex Walsh
Alex Walsh
President & Chief Executive Officer

THE TERMS OF THIS AGREEMENT, INCLUDING ALL ATTACHMENTS DESIGNATED A PART HEREOF, ARE HEREBY ACKNOWLEDGED AND AGREED TO, THIS 8TH DAY OF NOVEMBER, 2011

GLOTTECH-USA, LLC

_________________________

 * Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

/s/ Mark D. Siegel
Mark D. Siegel
Chief Executive Officer

GD Glottech-International Limited

/s/ Peter Dizer
Peter Dizer

[see listing of Attachments. next page]

* Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.

Attachments

 * Certain disclosure has been redacted from this copy of the Letter Agreement on Page 4 and Page 5 pursuant to a request for confidential treatment. The material has been filed seperately with the U.S. Securities and Exchange Commission.